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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TransMontaigne GP L.L.C.:

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of Transmontaigne Partners L.P. of our report dated March 7, 2005, with respect to the combined balance sheets of TransMontaigne Partners (Predecessor) as of June 30, 2003 and 2004, and the related combined statements of operations and changes in equity, and cash flows for each of the years in the three-year period ended June 30, 2004 and to the reference to our firm under the heading "Experts" in the Registration Statement.

                      KPMG LLP

Denver, Colorado
May 23, 2005

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  Exhibit 23.1